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                                                                      EXHIBIT 2B


This AMENDMENT NO. 1 TO ACQUISITION AGREEMENT dated as of the July 31, 1995 (herein, together with the Schedules, Annexes and Exhibits attached hereto, referred to as the "Amendment") between NORTH AMERICAN CHEMICAL COMPANY, a Delaware corporation ("Buyer"), and NATEC RESOURCES, INC., a Utah corporation (the "Seller").


                             W I T N E S S E T H :


                 WHEREAS, Buyer and Seller entered into that certain Acquisition Agreement (including all exhibits and schedules thereto, the "Agreement") between Buyer and Seller, dated as of April 5, 1995, pursuant to which Buyer seeks to purchase and Seller seeks to sell the shares of capital stock held by Seller in Natec Minerals, Inc. and Oldexaer, Inc., and pursuant to which Buyer seeks to acquire, and Seller seeks to sell, transfer and convey, certain assets and liabilities of Seller (the "Transactions"). All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                 WHEREAS, Buyer and Seller desire to increase the amount of consideration to be conveyed to Seller in exchange for deferring the delivery of cash consideration and having White River assume, and become the obligor with respect to, NACC's current obligation to pay $6 million to Seller.

                 WHEREAS, Buyer and Seller desire to make further amendments to the Agreement as provided herein all in accordance with Section 10.10 of the Agreement.

                 NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties agree as follows:

                 Buyer and Seller hereby agree that the terms of the Agreement be and hereby are modified and amended as follows:

                 1. Sections 1.2(a) and 1.2(b) and the Title thereof are amended and restated in its entirety to read as follows:

                          "1.2 Consideration and Payment for Shares"

                          "(a) Consideration. The consideration for the Shares and the Assets (as defined below) is $10,500,000, payable on the terms and conditions set forth below (the "Consideration").

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                          (b) Payment of Consideration.  The Consideration
                          shall be paid by Buyer as follows. At the Closing, Buyer shall deliver to Seller $500,000 in immediately available funds by wire transfer to an account designated by Seller at least two business days prior to the Closing Date (the "Cash Consideration"). In addition, (i) Buyer shall deliver to Seller at the Closing its non-negotiable note in the amount of $4,000,000 bearing no interest, in the form of Exhibit B-1 attached hereto (the "Note") and (ii) White River shall deliver to Seller at the Closing its non-negotiable note in the amount of $6,000,000 bearing no interest, in the form of Exhibit B-2 attached hereto (the "White River Note")(the Note and the White River Note are collectively referred to herein as the "Notes")."

                 2. Exhibit B to the Agreement is deleted and replaced in its entirety with Exhibit B-1 attached hereto.

                 3. There shall be attached to the Agreement Exhibit B-2, a copy of which is attached hereto and made a part hereof, and Exhibit B-2 is incorporated in the Agreement to the extent such exhibit would be attached and incorporated if attached to the Agreement upon original execution thereof.

                 4.       The Security Agreement attached to the Agreement as
Schedule 1.3(a)(vii) is deleted and replaced with the Security Agreement attached hereto as Schedule 1.3(a)(vii).

                 5. Section 10.3 of the Agreement is amended and restated in its entirety to read as follows:

                          "10.3 Mutual Release. Buyer and Seller hereby release the other and each of their respective affiliates (and each of their respective officers and directors), effective as of the date (the "Release Date") of the payment in full of the White River Note, from all liability to the other as of the Release Date, including, without limitation, with respect to the ongoing litigation and arbitration proceedings. In furtherance thereof, each shall deliver on the Release Date a release in the form of
                          Exhibit 10.3 attached hereto. No party to such litigation shall pursue such litigation until the Release Date or January 16, 1995. Seller shall and shall cause each of the Companies to file on the Release Date a Notice of Dismissal with Prejudice or similar document in proceedings pending in the District Court of Harris County, Texas, 125th Judicial District, captioned,NaTec Resources, Inc. and NaTec Minerals, Inc. v. D. George Harris & Associates





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                          Inc., Harris Chemical Group, Inc. and North American
                          Chemical Company, having cause No. 94-025523. Buyer shall cause to be filed on the Release Date a Notice of Withdrawal of Demand for Arbitration and Statement of Claim in arbitration proceedings now pending under the administration of the American Arbitration Association, New York office, captioned In the Matter of the Arbitration between North American Carbonate Company and North American Bicarbonate Company, and NaTec Minerals, Inc., and Oldexaer, Inc, having caption number 13-181-00582-94. Effective as of the Release Date, the parties hereto shall take all steps necessary to terminate the mediation proceedings between the members of White River now pending under the auspices of the Center for Public Resources."

                 6. Section 1.3(b)(iv)(3) of the Agreement is amended by inserting the words "and the Excluded White River Assets (as defined in the Security Agreement)" before the period and after the words "(collectively, the "Security Documents")".

                 7. A new Section 1.3(c) of the Agreement shall be added and read in its entirety as follows: "(c) At the Closing, there shall also be delivered the White River Note, it being understood and agreed that no representative of Seller (or its subsidiaries) on the White River management committee will participate in the authorization of the issuance of the White River Note."

                 8. Buyer shall cause the Amendment No. 1 to Limited Liability Company Operating Agreement to be fully executed and delivered effective as of the date hereof substantially in the form attached hereto as Annex A to provide, among other things, that until the payment in full of the principal amount of the White River Note, the management committee of White River shall continue to be comprised of four managers, with two of its managers to be designated by Seller (or, upon its liquidation, CRSS Inc.) and two jointly by North American Carbonate Company, a Delaware corporation ("NACCarb") and North American Bicarbonate Company, a Delaware corporation ("NABC").

                 9. The second sentence of Section 5.8 of the Agreement is amended by inserting the following after the words "Buyer shall": ", after payment of the White River Note," and the first clause of the third sentence of Section [5.8] of the Agreement is amended to read as follows: "To the extent CRSS Inc. is not released from such obligations after the Closing Date".

                 10. The parties hereby agree that until the payment in full of the principal amount of the White River Note, the management committee of White River shall continue to be comprised of four managers, with two of its members to be





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designated by Seller (or, upon its liquidation, CRSS Inc.) and two jointly by
NACCarb and NABC.

                 11. There is added a new Section 10.16 to the Agreement, to read in its entirety as follows:

                                  10.16  Purchase Option.  Upon the occurrence
                          and continuance of an Event of Default under the White River Note, the holder thereof, in its sole discretion and upon ten (10) days' prior written notice to Buyer, shall have the option to purchase, in sole consideration of the cancellation of the Notes, all of the Mortgaged Property (as defined in the Deed of Trust) and all of the Collateral (as defined in the Security Agreement)(the "Purchase Option"). Buyer shall, and shall cause White River to, execute any and all documents and take any and all actions reasonably requested by Seller to effect the transactions contemplated by this Agreement.

                 12. Buyer shall cause the Capital Contribution Agreement to be executed and delivered effective as of the date hereof substantially in the form attached hereto as Annex B to provide for the contribution by NACCarb and NABC to White River of $5,850,000, on the terms and conditions set forth in said agreement.

                 13. The reference to "August 31, 1995" in Section 2.2(b) of the Agreement is hereby amended to read "September 30, 1995".

                 14. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.





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                 IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment as of the date first above written.


                                            NATEC RESOURCES, INC.



                                            By:  /s/ John T. McCormack
                                               ------------------------------
                                                Name:  John T. McCormack
                                                Title: President


                                            NORTH AMERICAN CHEMICAL COMPANY



                                            By:   /s/ D. G. Kilpatrick
                                               ------------------------------
                                                Name:  D. G. Kilpatrick
                                                Title: Vice President





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